EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                VEDA CORPORATION


FIRST:  The name of this corporation is:
            VEDA Corporation

SECOND:  The name and address of the Corporation's Registered Agent is:

            Corporate Creations Enterprises, Inc.
            686 North Dupont Boulevard #302
            Milford DE   19963
            Kent County

THIRD: The purpose of the Corporation is to conduct or promote any lawful business or purposes.

FOURTH: The Corporation shall have the authority to issue 10,000,000 shares of common stock, par value $.01 per share. In addition, the Corporation shall have the authority to issue 100,000 shares of preferred stock, par value $.01 per share, which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Directors. The holders of common stock shall have the preemptive right to subscribe to any or all additional issues of common stock of the Corporation, or to any or all securities of the Corporation convertible into such stock.

FIFTH: The directors shall be protected from personal liability to the fullest extent permitted by law.

SIXTH:  The name and address of the incorporator is:

            Corporate Creations International Inc.
            941 Fourth Street #200
            Miami Beach, FL   33139

SEVENTH: This Certificate of Incorporation shall become effective on the date shown below.


/s/ Greg K. Kuroda
------------------------
CORPORATE CREATIONS INTERNATIONAL INC.
Greg K. Kuroda, Vice President

Date: September 15, 1998




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